                                                      Filed Pursuant to
                                                      Rules 424(b)(3) and 424(c)
                                                      Registration No.333-66079
PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED OCTOBER 29, 1998

                          [QUANTA LOGO APPEARS HERE]

  Quanta Services, Inc. (the "Company") has prepared this Prospectus Supplement to identify certain persons using the Company's Prospectus dated October 29, 1998 covering covering 508,436 shares of the Company's Common Stock, par value $.00001 per share (the "Common Stock") for resale of their shares of Common Stock.

  This Prospectus Supplement covers the resale of 30,000 shares of Common Stock by Kenneth G. Nichols. Mr. Nichols was a stockholder of Golden State Utility Company which the Company acquired on April 15, 1998.

  The following table provides certain information with respect to the number of shares of Common Stock currently owned, offered hereby and to be owned by the Selling Stockholders after this offering assuming all offered shares are sold in this offering. The Shares were acquired by the Selling Stockholders in connection with the acquisition of Golden State Utility Company and Spalj Construction Company.

                                                                       NUMBER OF
                                                NUMBER OF   NUMBER OF  SHARES TO
                                               SHARES OWNED  SHARES    BE OWNED
                                                BEFORE THE    BEING    AFTER THE
NAME OF SELLING STOCKHOLDER                      OFFERING   OFFERED(1) OFFERING
---------------------------                    ------------ ---------  ---------
J.R. Spalj....................................   358,910     179,504    179,406
Jane Spalj....................................    59,818      29,917     29,901
Luke Spalj....................................   418,728     179,422    239,306
Mark Anderson.................................    82,826      41,424     41,402
Goldsmith, Agio, Helms, Lynner & Ltd..........    48,169      48,169          *
Kenneth G. Nichols............................   262,400      30,000    232,400

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(1) There is no assurance that the Selling Stockholders will sell any or all of the offered Shares.


          The date of this Prospectus Supplement is November 23, 1998